UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                 AMENDMENT NO. 1

                                       TO


                                     FORM 10

                        GENERAL FORM FOR REGISTRATION OF
               SECURITIES Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                               IAC Holdings, Inc.
                 (Name of Small Business Issuer in its Charter)


Florida                        621111                     22-3917571
(State of Incorporation)       (Primary Standard          (IRS Employer ID No.)
                               Classification Code)

                               136 E. Colonial Dr.
                               Orlando, FL. 32801
                                 (407) 649-3899
          (Address and Telephone Number of Principal Executive Offices)

                                   Copies to:

                         Michael Paige
                         Michael Paige PLLC, Counsel
                         c/o Jackson & Campbell, P.C.
                         One Lafayette Centre,
                         300 South Tower
                         1120 20th Street, N.W.
                         Washington, D.C. 20036-3437
                         Telephone: 202-457-1600
                         Telecopier: 202-457-1678

Securities to be Registered Under Section 12(b) of the Act: None

Securities to be Registered Under Section 12(g) of the Act:

                                          Common Stock, $.0001 Par Value
                                                   (Title of Class)


Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  [  ]                  Accelerated filer  [  ]

Non-accelerated filer    [  ]                  Smaller reporting company  [X]
(Do not check if a smaller reporting company)

                                                TABLE OF CONTENTS


ITEM 1.   Business...............................................................3
ITEM 1A.  Risk Factors...........................................................5
ITEM 2.   Financial Information..................................................9
ITEM 3.   Properties............................................................12
ITEM 4.   Security Ownership of Certain Beneficial Owners and Management........12
ITEM 6.   Executive Compensation................................................13
ITEM 7.   Certain Relationships and Related Transactions, and Director
          Independence..........................................................14
ITEM 8.   Legal Proceedings.....................................................14
ITEM 9.   Market Price of and Dividends on the Registrant's Common Equity and
          Related Stockholder Matters...........................................14
ITEM 10.  Recent Sales of Unregistered Securities...............................14
ITEM 11.  Description of Registrant's Securities to be Registered...............14
ITEM 12.  Indemnification of Directors and Officers.............................15
ITEM 13.  Financial Statements and Supplementary Data...........................18
SIGNATURES......................................................................32
EXHIBITS........................................................................

                                     PART I

ITEM 1.  Business.

Background

IAC Holdings, Inc. ("IAC", the "Company", "we" or "us"), was incorporated under the laws of Florida in October, 2005, under the name Emerging Markets Holdings, Inc. Since we were incorporated, we have directed our efforts at identifying a business to acquire. We changed our name to our present name on January 29, 2008, following the acquisition, pursuant to a Share Exchange Agreement, dated October 31, 2007 ("Agreement"), of all of the outstanding shares of Injury & Accident Clinic, Inc., a corporation operating injury and accident clinics incorporated under the laws of Florida in 1998 (this subsidiary is herein is referred to as "IAC Clinics").

As provided for in the Agreement, the stockholder of IAC Clinics received 3,800,000 shares of IAC common stock, of which 1,800,000 shares were transferred by existing stockholders and 2,000,000 shares were issued by the Company, or in the aggregate 54.28% of the outstanding stock after the acquisition, in exchange for all of the outstanding shares of IAC Clinics common stock they held. Immediately following the share exchange, IAC had a total of 7,000,000 shares of common stock issued and outstanding. Pursuant to the Agreement, IAC Clinics became a wholly-owned subsidiary of the Company, and the Company changed its name to IAC Holdings, Inc. For accounting purposes, the Agreement has been treated as a recapitalization of the Company as the acquirer. The financial statements show a retroactive restatement of IAC's historical stockholders equity to reflect the equivalent number of shares of common stock issued in the acquisition.


Our Business

We operate three injury and accident clinics in Florida providing chiropractic treatment and services. We were founded by Christine Nguyen, our President and CEO and commenced operations in Tampa, Florida in 1998, to provide services to persons who have been injured in automobile accidents, as well as for other personal injuries and physical problems, including muscle injuries and related spinal problems. In July of 2000, we opened our second office in Orlando. The Orlando office is now our headquarters and primary clinic. In July of 2002, another office was opened in Pinellas Park, and the fourth office was opened in Tampa in July 2007. We closed our first Tampa office in November, 1999.

Our principal executive offices are located at 136 E. Colonial Dr. Orlando, FL. 32801. Our corporate website address is www.injuryaccidentclinic.com. Information contained on our website is not part of this registration statement


Services Provided by Our Clinics

Our clinics provide a full range of chiropractic services commonly available in injury and accident clinics, including in particular, treatment for personal injuries, auto accidents, herniated discs, mid-back and rib pain, sports injuries, subluxation, arch and foot pain, carpal tunnel syndrome, rotator cuff injuries, shoulder tendonitis, bursitis (hip, knee, elbow, shoulder), tennis elbow, pinched nerves, lower back problems, neck pain, arm pain. We also provide the following services: dietary counseling, soft tissue technique, pain relief physiologic therapeutics, musculoskeletal manipulation and rehabilitation. Our employee chiropractors are licensed by the State of Florida. Our revenues are largely dependent on payments from insurance companies for reimbursement for clients' personal injuries.

Our goals are to provide our customers with the highest quality chiropractic information and to educate customers about their medical condition and then accommodate their needs by providing a positive and satisfying experience. All of the Company's facilities, doctors and their teams are committed to bringing better health and a better way of life by providing scientifically sound, safe and effective chiropractic care.

Our offices are conveniently located throughout central Florida and our qualified personnel are friendly and ready to ensure a pleasant visit. We take pride in providing the best possible care and building a long term patient/doctor relationship. We invite our patients to call our office with any questions or email us via the contact us or request an appointment page of our Web site.

Payments for Services at our Clinics


Our revenues largely depend on payments from insurance companies for their policy holders' personal injuries. Insurance companies are usually billed immediately but it typically takes 30 - 45 days to get a reply regarding patients' benefits. Deductibles, usually 20%, are billed but rarely collected because patient is generally experiencing hardship and our management believes it to be a beneficial and sound marketing activity to help the injured. Historically, collection efforts with a separate billing department have not been economically beneficial. Our clinics accept cash payments. If the patient does not have insurance and can not pay cash, the clinic can still perform services if the patient has a Letter of Protection from their attorney where a legal claim is being made. Florida is a no fault state, so any person involved in an automobile accident and has insurance is protected financially from liability resulting from that injury. If patient does not have an attorney making a claim, then he or she will need to pay cash to continue treatment.


Competition

We experience competition from other chiropractic clinics and individual chiropractic practitioners, as well as generally from medical practices and hospitals. While there is significant competition, we have concentrated on providing better services to our patients and on optimizing the locations of our clinics. Our marketing niche strategy was developed when we realized that there are social and cultural differences within a single community that require changes to be made to a product or service. We have specialized products and services for several cultural groups. Our clinics treat a large number of Vietnamese-American and Latino customers in the Central Florida area.

Our Market Strategy

We plan to open more offices throughout Florida in 2008 and are using demographic and strategic marketing analysis to identify new niche markets. We are finalizing our turn-key methodologies for chiropractic treatment facilities and plan to expand into other medical fields, including sports medicine, medical diagnostics and boutique-spa style treatment facilities. We intend to expand our diversified marketing and advertising campaigns in the identified niche markets and increase market share by opening offices in these key locations, where we have already established our company brand and reputation

Employees


We currently have 10 employees, consisting of two chiropractic doctors, one medical doctor, one assistant, three massage therapists, one manager, one receptionist and our Chief Executive Officer and President.


ITEM 1A. Risk Factors

Our business is subject to numerous risk factors, including the following:

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL COMPANY.

We were incorporated in Florida in 1998. We have a limited amount of assets or financial resources. The likelihood of our success must be considered in light of the expenses and difficulties in marketing our services to our clients. Since we have a limited operating history of marketing our services to the public, we may not be able to grow and generate sufficient revenues to meet our expenses and support our anticipated activities.

WE DEPEND ON THE SERVICES OF OUR CHIEF EXECUTIVE OFICER, AND IMPLEMENTATION OF OUR BUSINESS PLAN COULD BE SERIOUSLY HARMED IF WE LOSE THE SERVICES OF OUR CEO.

We depend heavily on the services of Mrs. Christine Nguyen, our Chief Executive Officer and President. We do not have an employment agreement with Mrs. Christine Nguyen, nor do we have a "key person" life insurance policy on Mrs. Christine Nguyen to cover our losses in the event of her death. There can be no assurance that our CEO will remain in her management positions with us, and the loss of her services would disrupt our business operations which could reduce our revenues and profits.

INTEGRATION OF THE BUSINESS AND PRODUCT OFFERINGS OF ACQUIRED COMPANIES COULD DISRUPT OUR BUSINESS OPERATIONS.

We anticipate that we may, from time to time, acquire additional businesses, assets or securities of companies that we believe would provide a strategic fit with our business. Any business we acquire will need to be integrated with our existing operations. There can be no assurance that we will not have difficulties doing so in the future. In addition, we could incur unknown or contingent liabilities of acquired companies. Difficulties in integrating the operations and personnel of the acquired companies could disrupt our business operations, divert management's time and attention and impair relationships with and risk the possible loss of key employees and customers of the acquired business. Our failure to adequately manage the integration of any acquisition could disrupt our business operations and lower our revenues and profits.

WE DEPEND UPON REIMBURSEMENT BY INSURANCE COMPANIES.

The health care insurance industry reimbursement process is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled. As a result, the reimbursement process may affect our financial condition and results of operations

IF WE FAIL TO COMPLY WITH EXTENSIVE LAWS AND GOVERNMENT REGULATIONS, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE SIGNIFICANT CHANGES TO OUR OPERATIONS.

The health care industry, including our company, is required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things,

 o   licensure and certification;

 o   adequacy and quality of health care services;

 o   qualifications of health care and support personnel;

 o   quality of equipment;

 o confidentiality, maintenance and security issues associated with medical records and claims processing;

 o   relationships with physicians and other referral sources;

 o   operating policies and procedures;

 o   addition of facilities and services; and

 o   billing for services.

Many of these laws and regulations are expansive, and we do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses.

If we fail to comply with applicable laws and regulations, we could be subjected to liabilities, including criminal penalties, civil penalties (including the loss of our licenses to operate one or more of our facilities.

WE ARE REQUIRED TO COMPLY WITH LAWS GOVERNING THE TRANSMISSION AND PRIVACY OF HEALTH INFORMATION.

The Health Insurance Portability and Accountability Act of 1996 (HIPAA) requires us to comply with standards for the exchange of health information within our company and with third parties, such as payors, business associates and patients. These include standards for common health care transactions, such as:

 o claims information, plan eligibility, payment information and the use of electronic signatures;

 o   unique identifiers for providers, employers, health plans and individuals;
     and

 o   security, privacy and enforcement.

The Department of Health and Human Services has released final rules to implement a number of these requirements, and several HIPAA initiatives have become effective, including privacy protections, transaction standards, and security standards. If we fail to comply with these standards, we could be subject to criminal penalties and civil sanctions

WE FACE REGIONAL AND LOCAL COMPETITION.

Our clinics compete primarily on a local and regional basis with many medical and chiropractic practices. Our ability to compete successfully varies from location to location depending on a number of factors, including the number of competing providers in the local market, the types of services available, quality of care, reputation, age and appearance of each center and the cost of care in each locality. Patients' treatment facility decisions are in addition influenced by, among other things, the perceived absolute or relative overall value of our facilities, including its quality or pricing, compared to competitive companies. We could also experience higher than expected selling, general and administrative expenses if we find it necessary to increase advertising or promotional expenditures, or the number of our personnel to maintain our competitive position, or for other reasons.


OUR LABOR COSTS MAY INCREASE WITH A POTENTIAL SHORTAGE OF QUALIFIED PERSONNEL.

Labor costs accounted for 51% of the operating expenses in the year ended December 31, 2006. Our long-term wage rate increases during the same period were 17%. We compete with other health care providers to attract and retain qualified or skilled personnel. We also compete with various industries for lower-wage employees. If a shortage of health care workers occurred in the region in which we operate, it could adversely affect our ability to attract and retain qualified personnel and could further increase our operating costs.

OUR OPERATIONS ARE SUBJECT TO OCCUPATIONAL HEALTH AND SAFETY REGULATIONS.

         We are subject to a wide variety of federal, state and local occupational health and safety laws and regulations. The types of regulatory requirements faced by health care providers such as us include:

 o   air and water quality control requirements;

 o occupational health and safety requirements (such as standards regarding blood-borne pathogens and ergonomics) and waste management requirements;

 o specific regulatory requirements applicable to asbestos, polychlorinated biphenyls and radioactive substances;

 o requirements for providing notice to employees and members of the public about hazardous materials and wastes; and

 o   certain other requirements.

If we fail to comply with these standards, we may be subject to sanctions and penalties.

THE COST OF GENERAL AND PROFESSIONAL LIABILITY CLAIMS MAY INCREASE.

Patient care liability remains a serious industry-wide issue. We have not experienced a large number of claims, or any significant liability for claims to date. General and professional liability claims for the healthcare industry have become increasingly expensive. If patient care claims increase in number and size, our future financial condition and operating results may be adversely affected.

WE HAVE NEVER PAID CASH DIVIDENDS AND WE MAY NOT PAY DIVIDENDS IN THE FUTURE.

Holders of our common stock are entitled to cash dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends. Our management does not and may not in the future anticipate the declaration or payments of any dividends. We intend to retain earnings, if any, to finance the development and expansion of our business. Our future dividend policy will be subject to the discretion of our board of directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors.

ITEM 2.  Financial Information.


                   IAC HOLDINGS, INC.--SELECTED FINANCIAL DATA


------------------------------------------------------------------------------
                                                  Years Ended December 31
------------------------------------------------------------------------------
                                               2007                    2006
------------------------------------------------------------------------------
Statement of operations data:
------------------------------------------------------------------------------
Net Sales                                  $ 1,106,040            $ 1,260,332
------------------------------------------------------------------------------
Net Earnings (Loss)                           $ 91,967            $  (125,211)
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Balance sheet data:
------------------------------------------------------------------------------
Total assets                                 $ 388,878              $ 212,688
------------------------------------------------------------------------------
Current Liabilities                          $ 156,041               $ 60,772
------------------------------------------------------------------------------



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS


The following discussion and analysis of our results of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contain forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under the heading of "Risk Factors" and elsewhere in this prospectus.


Overview
--------


We were incorporated in Florida in 2005 under the name Emerging Markets Holdings, Inc. Since we were incorporated, we have directed our efforts at identifying a business to acquire and more recently, until our acquisition, to consulting activities. We changed our name to our present name on January 29, 2008, following the acquisition, pursuant to a Share Exchange Agreement, dated October 31, 2007, of all of the outstanding shares of Injury & Accident Clinic Inc., a corporation operating injury and accident clinics incorporated under the laws of Florida in 1998.


Through our subsidiary, Injury & Accident Clinic, Inc., we now operate three injury and accident clinics in Florida providing chiropractic treatment and services. The clinics provide services to persons who have been injured in automobile accidents, as well as for other personal injuries and physical problems, including muscle injuries and related spinal problems.

Results of Operations
---------------------

FISCAL YEAR ENDED DECEMBER 31, 2007 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2006.


Revenues


Revenues decreased $154,292 to $1,106,040 for the fiscal year ended December 31, 2007 from $1,260,332 for the fiscal year ended December 31, 2006. This decrease was primarily due to a decrease in the number of new patients.



Cost of Sales


Selling, general and administrative expense decreased by $427,011 to $950,405 for the fiscal year ended December 31, 2006, from $1,377,416 for the fiscal year ended December 31, 2006. This decrease was primarily due to lower executive compensation costs.



Income from Operations.


Our net earnings before income taxes were $151,467 for the fiscal year ended December 31, 2007, as compared with a loss of $125,211 for the fiscal year ended December 31, 2006.



Liquidity and Capital Resources
-------------------------------


As of December 31, 2007, the Company's current assets exceeded its current liabilities by $154,545. Over the next 12 months, we do not anticipate that we will need to seek equity or debt financing, in that our anticipated cash flow from operations will be sufficient for our capital expenditure and operational requirements.


Off-Balance Sheet Arrangements
------------------------------

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Inflation
---------

It is the opinion of the Company that inflation has not had a material effect on its operations.

Critical Accounting Policies and Estimates
------------------------------------------

The discussion and analysis of our plan of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect our reported results of operations and the amount of reported assets and liabilities.

Some accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Actual results may differ from the estimates and assumptions used in the preparation of our consolidated financial statements. Described below are the most significant policies we apply, or intend to apply , in preparing our consolidated financial statements, some of which are subject to alternative treatments under accounting principles generally accepted in the United States of America. We also describe the most significant estimates and assumptions we make in applying these policies.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


Credit Risk - Our accounts receivables are subject, in the normal course of business, to collection risks; however, we largely depend on payments from insurance companies for their policy holders' personal injuries. Insurance companies are usually billed immediately but it typically takes 30 - 45 days to get a reply regarding patients' benefits. Deductibles, usually 20%, are billed but rarely collected because patient is generally experiencing hardship and our management believes it to be a beneficial and sound marketing activity to help the injured. Historically, collection efforts with a separate billing department have not been economically beneficial. Our clinics accept cash payments. If the patient does not have insurance and can not pay cash, the clinic can still perform services if the patient has a Letter of Protection from their attorney where a legal claim is being made. Florida is a no fault state, so any person involved in an automobile accident and has insurance is protected financially from liability resulting from that injury. If patient does not have an attorney making a claim, then he or she will need to pay cash to continue treatment.

ITEM 3.  Properties.


The Company does not own any real estate. We lease our three clinic facilities. Our Orlando, Florida, clinic and principal offices, consisting of approximately 2,140 square feet of office space and space designed for use as a clinic, are leased under a lease expiring July 31, 2008, at a monthly rental of $2,848, with a three-year renewal period at our option [at the same monthly rental]. We lease our Pinellas Park, Florida, clinic consists of approximately 1,200 square feet of space designed for clinic use, under a lease expiring July 31, 2008, at a monthly rental of $900, with a one year renewal period at our option. Our Tampa, Florida, clinic consisting of approximately 800 square feet of clinic space, is leased under a lease expiring May 31, 2008, at a monthly rental of $755, and is renewable for a three period at our option.



ITEM 4.  Security Ownership of Certain Beneficial Owners and Management.


The following table sets forth, as of April 1, 2008, each person known by us to be the beneficial owner of five percent or more of the Company's voting Stock, all directors individually and all directors and officers of the Company as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown.


Name and Address of Beneficial Owner    Number of Shares     Percentage of Class
                                        Owned Beneficially
Christine Nguyen, CEO and Director
 c/o Injury & Accident Clinic, Inc.     3,800,000 Common     54.28%
136 E. Colonial Dr.                     Shares
Orlando, FL. 32801

Ramon Rosales                           575,000 Common        8.21%
Shirys N39-48 Ed.                       Shares
San Luis, planta baja
Quito, Ecuador

Wolf Blitz Corporation (1)              500,000 Common        7.14%
309 Celtic Ct.                          Shares
Oviedo, Florida 32765

(1) The owner of Wolf Blitz Corporation is Serguei Melnick, 309 Celtic Ct., Oviedo, FL 32765.

ITEM 5.  Directors and Executive Officers.

We have one Director and Officer as follows:


Name                        Age                Positions and Offices Held

Christine Nguyen            39                 President, CEO and Director

Christine Nguyen, 39, founded Injury & Accident Clinic, Inc. in 1998 and serves as our President and Chief Executive Officer. Prior to founding Injury & Accident Clinic, Inc., from 1996 to 1998 she was Marketing Director of Dr. Kalaf Chiropractic Clinics in Tampa, Florida. In 1998 she founded CN Professional Consulting and Marketing Services in the United States and served as CEO. In 1998, she was CEO and President of Injury & Accident Clinic, Inc. Between 2003 and 2004 she acquired Saigon News Communications, Inc. and Van Nghe Thoi Bao publishing company. She also became the sole owner of Florida DEP Magazine, LLC. In 2004 she co-founded Loan Trust Mortgage Corporation in Orlando, Florida and was CFO and Director of Marketing for Turtle Bay Real Estate, Inc. Since 2007 she has been the President and Owner of LoanTrust Investment, Inc. and The Marketing Group, Inc., both located in the United States. In January of 2007 she was appointed CEO of Orlando Wholesale Printing, located in Orlando, Florida.


Mrs. Nguyen's education includes the University of Southern Mississippi and Gulf Coast University of Florida. Her major areas of study were medical administration and business management. She is fluent in English, Vietnamese, and has working knowledge of Spanish.


ITEM 6. Executive Compensation.

                                          SUMMARY COMPENSATION TABLE


----------------------------------------------------------------------------------------------------------------
  Name       Year    Salary    Bonus    Stock    Option     Non-Equity       Change in    All Other     Total
   and                ($)       ($)    Awards    Awards      Incentive        Pension      Compen-       ($)
Principal                                ($)       ($)         Plan          Value and     Sation
Position                                                   Compensation      Nonquali-
                                                               ($)         fied Deferred
                                                                            Compensation
                                                                              Earnings
                                                                                ($)

    (a)       (b)      (c)       (d)      (e)       (f)          (g)            (h)          (i)         (j)
----------------------------------------------------------------------------------------------------------------
Christine
----------------------------------------------------------------------------------------------------------------
Nguyen,
----------------------------------------------------------------------------------------------------------------
President
----------------------------------------------------------------------------------------------------------------
& CEO        2007   $83,296                                                                           $83,296
----------------------------------------------------------------------------------------------------------------
             2006   $529,235                                                                          $529,235
----------------------------------------------------------------------------------------------------------------


EMPLOYMENT AGREEMENT

At this time, there is no employment agreement with Ms. Nguyen.

ITEM 7. Certain Relationships and Related Transactions, and Director
Independence.

In connection with the acquisition of all of the outstanding shares of Injury & Accident Clinic, Inc. by the Company pursuant to the October 31, 2007 Share Exchange Agreement, the Company issued an aggregate of_2,000,000 shares of its common stock to Christine Nguyen, our Chief Executive Officer and major shareholder.


ITEM 8.  Legal Proceedings.

None.


ITEM 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

Not applicable.


ITEM 10. Recent Sales of Unregistered Securities.


In connection with the acquisition of all of the outstanding shares of Injury & Accident Clinic, Inc. by the Company pursuant to the October 31, 2007 Share Exchange Agreement, the Company issued an aggregate of 2,000,000 shares of its common stock to Christine Nguyen, our Chief Executive Officer and major shareholder.


ITEM 11. Description of Registrant's Securities to be Registered.

Our authorized capital stock consists of 105,000,000 shares of which 100,000,000 are Common Stock, par value $.0001 per share and 5,000,000 are Preferred Stock, par value $.0001 per share.

The following statements relating to the capital stock set forth the material terms of our securities; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, the Articles of Incorporation, as amended.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.


As of April 1, 2008, we have 7,000,000 shares of common stock issued and outstanding.


Preferred Stock

The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.


Transfer Agent

Pacific Stock Transfer Company - 500 E. Warm Springs Road, Suite 240, Las Vegas, NV 89119, is the transfer agent for our common stock.


ITEM 12. Indemnification of Directors and Officers.


As provided by Chapter 607(Corporations), Section 850, of the Florida Statutes, we have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The Company has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.


To the extent that a director, officer, employee, or agent of a Company has been successful on the merits or otherwise in defense of any proceeding referred to in the two preceding paragraphs, or in defense of any claim, issue, or matter therein, the Florida corporations law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.


The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify the person against such liability under the provisions discussed above.

Our Articles of Incorporation provide in Article SIXTH that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 607.0834 of the Florida Business Corporation Act ("FBCA"), or (d) for any transaction from which the director derived an improper personal benefit. If the FCBA is hereafter amended to permit a corporation to further eliminate or limit the liability of a director of a corporation, then the liability of a director of the Company, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall, without further action of the directors or stockholders, be further eliminated or limited to the fullest extent permitted by the FBCA as so amended.

Our Articles of Incorporation further provide in Article SEVENTH that our directors, officers, employees or agents shall be indemnified and held harmless by the Company against all judgments, penalties and fines incurred or paid, and against all expenses (including attorneys' fees) and settlement amounts incurred or paid, in connection with any specified proceedings, except in relation to matters as to which the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The right to indemnification conferred in this Article Seventh shall include the right with certain conditions to require the Company to pay the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition.

ITEM 13. Financial Statements and Supplementary Data.



                               IAC HOLDINGS, INC.
                              FINANCIAL STATEMENTS
                                DECEMBER 31, 2007

                                      INDEX



                                                                                Paqe
                                                                                ----
     Report of Independent Registered Public Accounting Firm                    19

     Balance Sheet as of December 31, 2007 and 2006                             20

     Consolidated Statement of Operations for the years ended December 31,
     2007 and 2006                                                              21


     Consolidated Statement of Stockholders' Equity for the years ended
     December 31, 2007 and 2006                                                 22


     Consolidated Statement of Cash Flows, for the years ended December 31,
     2007 and 2006                                                              23


     Notes to Consolidated Financial Statements                                 24

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of IAC Holdings, Inc. and Subsidiary
Orlando, FL

We have audited the accompanying consolidated balance sheets of IAC Holdings, Inc. and Subsidiary (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of IAC Holdings, Inc. and Subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.




WIENER, GOODMAN & COMPANY, P.C.
Eatontown, New Jersey

April 15, 2008

                         IAC HOLDINGS INC. & SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                           December 31,
                                                                           ------------
                                                                    2007                  2006
                                                                    ----                  ----
                                     ASSETS
Current Assets:
     Cash                                                         $186,959              $ 72,930
     Accounts receivable-net                                       108,755                86,133
     Prepaid expenses                                               14,872                     -
                                                                  --------              --------

        Total Current Assets                                       310,586               159,063

Property and equipment-net                                          78,292                53,625
                                                                  --------              --------
        Total Assets                                              $388,878              $212,688
                                                                  ========              ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable                                             $ 34,713              $ 23,192
     Accrued expenses                                               40,534                19,701
     Loan payable-related party                                      8,415                 7,065
     Current portion of long-term debt                              12,879                10,814
     Income taxes payable                                           59,500                     -
                                                                  --------              --------
        Total Current Liabilities                                  156,041                60,772
                                                                  --------              --------

Long-term Liabilities
     Long-term debt - less current
       portion above                                                18,779                29,825
                                                                  --------              --------
        Total Liabilities                                          174,820                90,597
                                                                  --------              --------

Commitments and Contingencies                                            -                     -
Stockholders' Equity:
     Common stock, $.0001 par
     value - authorized
        15,000,000 shares, outstanding
        7,000,000 shares                                               700                   700
     Additional paid in capital                                     10,400                10,400
     Retained earnings                                             202,958               110,991
                                                                  --------              --------
        Total Stockholders' Equity                                 214,058               122,091
                                                                  --------              --------
        Total Liabilities and
        Stockholders' Equity                                      $388,878              $212,688
                                                                  ========              ========

See Notes to Consolidated Financial Statements

                         IAC HOLDINGS INC. & SUBSIDIARY
                            STATEMENTS OF OPERATIONS

                                                                      Years Ended December 31,
                                                                      ------------------------
                                                                      2007                 2006
                                                                      ----                 ----
Net sales:
     Sales                                                        $ 1,106,040           $ 1,260,332
                                                                  -----------           -----------

Cost and expenses:
     Selling, general and
     administrative                                                   950,405             1,377,416
                                                                  -----------           -----------

Income (loss) from operations                                         155,635              (117,084)

Other income (expense):
     Interest income                                                       19                   645
     Interest expense                                                  (4,187)               (8,772)
                                                                  -----------           -----------

                                                                       (4,168)               (8,127)
                                                                  -----------           -----------

Earnings (loss) before income taxes                                   151,467              (125,211)

Income tax provision                                                   59,500                     -
                                                                  -----------           -----------

Net earnings (loss)                                               $    91,967           $  (125,211)
                                                                  ===========           ===========

Earnings (loss) per common share-
 basic and diluted                                                $      0.01           $     (0.02)
                                                                  ===========           ===========

Weighted average number of
 common shares outstanding-
 basic and diluted                                                  7,000,000             7,000,000
                                                                  ===========           ===========

See Notes to Consolidated Financial Statements

                                                        IAC HOLDINGS INC. & SUBSIDIARY
                                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                    YEARS ENDED DECEMBER 31, 2007 and 2006

                                                                                     Common Stock       Additional
                                                                                                           Paid in         Retained
                                                         Total     No. of shares           Amount          capital         Earnings
                                                         -----     -------------           ------          -------         --------
  Balance, January 1, 2006                           $ 247,302         7,000,000        $     700        $  10,400        $ 236,202

                   Net loss                           (125,211)                -                -                -         (125,211)
                                                     ---------         ---------        ---------        ---------        ---------

Balance, December 31, 2006                             122,091         7,000,000              700           10,400          110,991

               Net income                               91,967                 -                -                -           91,967
                                                     ---------         ---------        ---------        ---------        ---------

Balance, December 31, 2007                           $ 214,058         7,000,000        $     700        $  10,400        $ 202,958
                                                     =========         =========        =========        =========        =========

     See Notes to Consolidated Financial Statements

                         IAC HOLDINGS INC. & SUBSIDIARY
                            STATEMENTS OF CASH FLOWS

                                                                    Years Ended December 31,
                                                                 2007                    2006
                                                                 ----                    ----
Cash flows from operating activities:
     Net earnings (loss)                                      $  91,967               $(125,211)
  Adjustments to reconcile net cash
   provided by operating activities:
     Depreciation and amortization                               38,349                  37,096

  Changes in operating assets and
  liabilities:
     (Increase) decrease in accounts receivable                 (22,622)                 54,921
     Increase in prepaid expenses                               (14,872)                      -
     Increase in accounts payable and accrued expenses           37,777                   4,409
     Increase in income taxes payable                            59,500                       -
                                                              ---------               ---------

        Net cash provided by (used in) operating
         activities                                             190,099                 (28,785)
                                                              ---------               ---------

Cash flows from investing activities:
     Purchase of property and equipment                         (63,016)                (11,200)
                                                              ---------               ---------

Cash flows from financing activities:
     Proceeds from borrowings                                         -                   6,532
     Repayments of debt                                         (13,054)                (23,415)
                                                              ---------               ---------

        Net cash used in financing activities                   (13,054)                (16,883)
                                                              ---------               ---------

Net increase (decrease) in cash                                 114,029                 (56,868)

Cash-beginning of year                                           72,930                 129,798
                                                              ---------               ---------

Cash-end of year                                              $ 186,959               $  72,930
                                                              =========               =========

See Notes to Consolidated Financial Statements

                         IAC Holdings, Inc. & Subsidiary
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2007 AND 2006


1.       DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization
         ------------

         IAC Holdings, Inc. ("IAC", the "Company", "we" or "us"), was incorporated under the laws of Florida in October, 2005, under the name Emerging Markets Holdings, Inc. Since we were incorporated, we have directed our efforts at identifying a business to acquire. We changed our name to our present name on January 29, 2008, following the acquisition, pursuant to a Share Exchange Agreement, dated October 31, 2007 ("Agreement"), of all of the outstanding shares of Injury & Accident Clinic, Inc., a corporation operating injury and accident clinics incorporated under the laws of Florida in 1998 (this subsidiary herein is referred to as "IAC Clinics").

         IAC Clinics, is a recognized leader in helping individuals who have been injured in automobile accidents or have experienced muscle injuries or spinal related problems. IAC Clinics originated in Tampa, Florida in 1998. In July of 2000, we opened our second office in Orlando, Florida. The Orlando office is now our headquarters and primary clinic. In July 2002, another office was opened in Pinellas Park, Florida. Our fourth office opened in Tampa in July 2007. We have turn-key methodologies for chiropractic treatment facilities and are expanding into other medical fields including; sports medicine, medical diagnostics and boutique-spa style treatment centers. IAC Clinics has maintained a competitive advantage through niche marketing strategies within several cultural groups, and the operation of these clinics has been particularly successful due to strong leadership and management, enterprise resource planning, strategic marketing and the wonderful results of Chiropractic.

         Basis of Presentation
         ---------------------

         As provided for in the Agreement, the stockholder of IAC Clinics received 3,800,000 shares of IAC common stock, of which 1,800,000 shares were transferred by existing stockholders and 2,000,000 shares were issued by the Company, or in the aggregate 54.28% of the outstanding stock after the acquisition, in exchange for all of the outstanding shares of IAC Clinics common stock they held. Immediately following the share exchange, IAC had a total of 7,000,000 shares of common stock issued and outstanding. Pursuant to the Agreement, IAC Clinics became a wholly-owned subsidiary of the Company, and the Company changed its name to IAC Holdings, Inc. For accounting purposes, the Agreement has been treated as a recapitalization of the Company as the acquirer. The financial statements show a retroactive restatement of IAC's historical stockholders' equity to reflect the equivalent number of shares of common stock issued in the acquisition.

                         SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation
         ---------------------------

         The Company's financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany transactions and balances have been eliminated.

         Use of Estimates
         ----------------

         The preparation of the financial statements in conformity with accepted accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Examples include estimates of costs to complete performance contracts, income tax exposures and valuation allowances. Actual results could differ from those estimates.

                         IAC Holdings, Inc. & Subsidiary
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2007 AND 2006


     1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


         Revenue Recognition
         -------------------

         The Company recognizes revenue in accordance with the guidance contained in SEC Staff Bulletin No. 104, "Revenue Recognition in Financial Statements" ("SAB No. 104"). Revenue is recognized when services are performed. The Company records revenue from third party insurance companies on a net basis, which are agreed upon amounts of reimbursements.

         Amounts billed to patients that remain unpaid for one year are written off as bad debt. Collection activities are more expensive and usually not productive due to patient's hardships, injuries, loss of job and or income etc. There was no bad debt expense for the years ended December 31, 2007 and 2006.

         Amounts billed to insurance companies that remain uncollected are pursued through legal action and only amounts not recovered after litigation are written off as bad debts. There was no bad debt expenses for the years ended December 31, 2007 and 2006.

         Concentration of Credit Risk
         ----------------------------

         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.

         The Company's cash and cash equivalents are concentrated primarily in one bank in the United States. At times, such deposits could be in excess of insured limits. Management believes that the financial institution that holds the Company financial instrument is financially sound and, accordingly, minimal credit risk is believed to exist with respect t these financial instruments.

         The Company grants credit to customers based on an evaluation of the customer's financial condition, without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company controls its exposure to credit risk through credit approvals and monitoring procedures.

         Depreciation
         ------------

         Property and equipment is carried at cost. Depreciation is computed using the straight-line method at rates calculated to extinguish the assets cost over their estimated useful lives. For income tax purposes, depreciation is recorded using accelerated methods of cost recovery over statutory recovery periods.

         Income Taxes
         ------------

         Prior to January 1, 2008, the Company was an "S" Corporation and, accordingly, any income or losses would flow directly to the stockholders. The Company has recorded income taxes or a proforma basis as if the Company was a "C" Corporation as of January 1, 2006.

         Evaluation of Long-Lived Assets
         -------------------------------

         The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable in accordance with guidance in SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." If the carrying value of the long-lived asset exceeds the present value of the related estimated future cash flows, the asset would be adjusted to its fair value and an impairment loss would be charged to operations in the period identified.

                         IAC Holdings, Inc. & Subsidiary
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2007 AND 2006


     1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Earnings Per Share
         ------------------

         Basic earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding during the specified period. Diluted earnings per common shares is computed by dividing net income by the weighted average number of common shares and potential common shares during the specified period. As for the years ended December 31, 2007 and 2006, there were no potentially diluted securities.

         Fair Value of Financial Instruments
         -----------------------------------

         For financial instruments including cash, accounts payable, and accrued expenses, it was assumed that the carrying amount approximated fair value because of the short maturities of such instruments.

         New Financial Accounting Standards
         ----------------------------------

         In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements", which enhances existing guidance for measuring assets and liabilities using fair value. This Standard provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 as amended by FASB Staff Position 157-2, is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company does not believe that SFAS No. 157 will have a material impact on its financial statements.

         In February 2007, the FASB issued SFAS No. 159 ("SFAS 159") "The Fair Value Option for Financial Assets and Financial Liabilities", providing companies with an option to report selected financial assets and liabilities at fair value. The Standard's objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect that the adoption will have a material impact on the financial statements.


         In December 2007, the FASB issued SFAS No. 141 (revised 2007) ("SFAS 141 (R)") "Business Combinations", which replaces SFAS 141 "Business Combinations". This Statement improves the relevance, completeness and representational faithfulness of the information provided in financial reports about the assets acquired and the liabilities assumed in a business combination. This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement. Under SFAS 141(R), acquisition-related costs, including restructuring costs, must be recognized separately for the acquisition and will generally be expensed as incurred. That replaces SFAS 141's cost- allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141 (R) shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual report period beginning on or after December 15, 2008. The Company will implement this Statement in 2009.

                         IAC Holdings, Inc. & Subsidiary
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2007 AND 2006


         In December 2007, the FASB issued SFAS No. 160 "Non-Controlling Interests in Consolidated Financial Statements - An Amendment of ARB NO. 51" ("SFAS 160"). SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of non-controlling interests (minority interest) as equity in the consolidated financial statements and separate for parent's equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent's ownership in a subsidiary that does not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non-controlling equity investment of the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interest of the parent and its non-controlling interest. SFAS 160 is effective for fiscal years, and interim periods other than fiscal years-, beginning on or after December 15,2008. The Company is currently evaluating the impact of the adoption of this Statement on it financial statements.

         In January 2008, Staff Accounting Bulletin ("SAB") 110 "Share-Based Payment" ("SAB 110"), was issued. Registrants may continue, under certain circumstances, to use the simplified method in developing estimates of the expected term of share options as initially allowed by SAB 107, "Share-Based Payments". The adoption of SAB 110 should have no effect on the financial position and results of operations of the Company.



2.       PROPERTY, OFFICE and EQUIPMENT

                                                       December 31,
                                                  2007               2006
                                                  ----               ----

             Machinery and equipment            $261,077           $209,998
             Furniture and fixtures               51,995             40,058
                                                --------           --------
                                                 313,072            250,056
             Less: accumulated depreciation      234,780            196,431
                                                --------           --------
                                                $ 78,292           $ 53,625
                                                ========           ========

         Depreciation expense for the year ended December 31, 2007 and 2006 was $38,349 and $37,096, respectively.

                         IAC Holdings, Inc. & Subsidiary
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2007 AND 2006


3.       DEBT



         At December 31, 2007 and 2006, long-term debt consisted of the following:


                                                                         December 31,
                                                                      2007         2006
                                                                      ----         ----
            Line of credit, interest at 19.08%, due on demand       $   829      $ 1,416

            Automobile loan, interest at 7.58% per anum,
             due September 29, 2010, monthly payment
             of $1,004.13                                            30,829       39,223
                                                                    -------      -------
                                                                     31,658       40,639

            Less: current portion                                    12,879       10,814
                                                                    -------      -------
                                                                    $18,779      $29,825
                                                                    =======      =======
Future minimum payments:
                                                                 Year Ending December 31,
                                                                 ------------------------
                                                                     2008       $ 12,879
                                                                     2009         12,050
                                                                     2010          6,729
                                                                                --------
                                                                                $ 31,658
                                                                                ========



         Interest expense for the years ended December 31, 2007 and 2006 amounted to $3,588 and $8,573, respectively.

4.       CAPITAL STOCK

         The Company is authorized to issue 105,000,000 shares of $.0001 par value common stock, of which 7,000,000 shares are outstanding. All the outstanding common stock is fully paid and non-assessable.

5.       RELATED PARY TRANSACTIONS

         During 2007 and 2006, the Company borrowed $8,415 and $7,065 from a related party, Wolf Blitz Corporation, a stockholder of the Company. The note is due upon demand with interest at six percent (6%) per annum. Interest expense for the years ended December 31, 2007 and 2006 amounted to $220 and $199, respectively and is included in accrued expenses on the balance sheet.

                         IAC Holdings, Inc. & Subsidiary
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2007 AND 2006


6.       INCOME TAXES

         The Company adopted the provisions of Financial Interpretation No. 48, "Accounting for Uncertainty in Income Taxes", ("FIN 48") on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized no adjustment in the net liability for unrecognized income tax benefits.

The provision for income taxes consists of the following:

                                          December 31,
                                        2007       2006
                                        ----       ----
                         Federal      $47,400    $     -
                         State         12,100          -
                                      -------    -------
                         Total        $59,500    $     -
                                      =======    =======

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:
                                                   For the Year Ended
                                                      December 31,
                                                  2007            2006
                                                  ----            ----
        Tax provision (benefits) computed       $ 51,500        $(42,572)
         at the statutory rate

        State and local income taxes, net         12,120               -
         of federal benefit

        Effect of unused operating losses              -          42,572

        Other                                     (4,120)              -
                                                --------        --------
                                                $ 59,500        $      -
                                                ========        ========

The effect of unused net operating losses for 2006 has been presented on a proforma basis when the Company was an "S" Corporation and is not available for use.

7.       COMMITMENTS AND CONTINGENCIES

         Leases
         ------

         The Company conducts its operations from leased properties in Florida. Some of the leases require the Company to pay certain executive costs (such as insurance and maintenance).


         Future minimum lease payments for operating leases are approximately as follows:

                         Years Ending
                         December 31,      Amount
                         ------------      ------
                             2007        $ 50,180
                             2008          30,020
                                         --------
                                         $ 80,200
                                         ========


         Total rent expense was approximately $48,735 and $48,561 for the years ended December 31, 2007 and 2006, respectively.

                         IAC Holdings, Inc. & Subsidiary
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2007 AND 2006


7.       COMMITMENTS AND CONTINGENCIES (Continued)


         Consultant
         ----------

         In August 2007, Injury & Accident Clinic entered into a one year consulting agreement with Alfa Investment Fund LLC ("Alfa Investment") which expires in July 2008. Alfa Investment will be compensated $50,000 in accordance with the signed consulting agreement. For the year ending December 31, 2007, the Company recorded consulting expenses of $25,000.


8.       LEGAL PROCEEDINGS

         On November 2, 2007, the Company entered into an agreement with State Farm Insurance Agency ("State Farm") to settle a claim for services rendered in 2001, 2002 and 2003. The original claim was for $559,979. State Farm agreed to pay the Company $125,000 and pay legal fees incurred by the Company in the amount of $225,000. The Company received the settlement in 2007 and reflected the settlement in its consolidated financial statements for the year ending December 31, 2007.



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

     (a)     Financial Statements.



         Financial Statements of IAC Holdings, Inc. at December 31, 2007 and 2006 (Audited):


     Report of Independent Registered Public Accounting Firm


     Balance Sheets as of December 31, 2007 and 2006


     Statements of Operations for the years ended December 31, 2007 and 2006


     Statement of Stockholders' Equity for the years ended
     December 31, 2007 and 2006


     Statement of Cash Flows, for the years ended December 31, 2007 and 2006


     Notes to Financial Statements




(b)  Exhibits.


--------------------------------------------------------------------------------
   Exhibit                                     Description
     No.
--------------------------------------------------------------------------------
     3.1            Articles of Incorporation (incorporated by reference to
                    Exhibit 3.1 to Amendment No. 2 to the Company's Registration
                    Statement on Form SB-2, filed with the Securities and
                    Exchange Commission on December 12, 2006).
--------------------------------------------------------------------------------
     3.1a           Articles of Amendment, filed January 28, 2008, filed
                    herewith.
--------------------------------------------------------------------------------
     3.1b           Articles of Amendment, filed February, 2008, filed herewith.
--------------------------------------------------------------------------------
     3.2            By-Laws (incorporated by reference to Exhibit 3.2 to
                    Amendment No. 2 to the Company's Registration Statement on
                    Form SB-2, filed with the Securities and Exchange Commission on December 12, 2006).
--------------------------------------------------------------------------------
     4.1            Specimen Stock Certificate (incorporated by reference to
                    Exhibit 4.1 to Amendment No. 2 to the Company's Registration
                    Statement on Form SB-2, filed with the Securities and
                    Exchange Commission on December 12, 2006).
--------------------------------------------------------------------------------
     10.1           Form of Subscription Agreement (incorporated by reference to
                    Exhibit 10.1 to Amendment No. 2 to the Company's
                    Registration Statement on Form SB-2, filed with the
                    Securities and Exchange Commission on December 12, 2006).
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     10.2           Agreement of Advance Funds (incorporated by reference to
                    Exhibit 10.2 to Amendment No. 2 to the Company's Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on December 12, 2006).
--------------------------------------------------------------------------------
     10.3 Share Exchange Agreement, dated October 31, 2007, by and between the Company and Injury & Accident Clinic Inc. (incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form 10, filed with the Securities and Exchange Commission on February 22, 2008).
--------------------------------------------------------------------------------
     21             Subsidiaries of the Registrant (incorporated by reference to
                    Exhibit 21 to the Company's Registration Statement on Form 10, filed with the Securities and Exchange Commission on February 22, 2008).
--------------------------------------------------------------------------------




                                   SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

By:   /s/ Christine Nguyen
      --------------------
         Christine Nguyen
         Title: President/CEO



Dated: April 22, 2008




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